Exhibit 99.1

ITXC Reports Second Quarter Results

    PRINCETON, N.J.--(BUSINESS WIRE)--Aug. 5, 2003--ITXC Corp.(R) (NASDAQ:ITXC) reported revenues of $84.2 million for the second quarter of 2003, an increase of 27.6% from the same quarter of 2002 and a sequential increase of 3.1% from the first quarter in 2003.
    The Company's net loss for the second quarter of 2003 was $11.9 million. This compared to a net loss for the first quarter of 2003 of $17.7 million and a net loss for the second quarter of 2002 of $5.8 million.
    The Company's net loss per share was $0.28 for the second quarter of 2003, as compared to a net loss per share of $0.41 for the first quarter of 2003 and a $0.12 net loss per share in the second quarter of 2002. The weighted average shares outstanding for the second quarter of 2003 were 42.9 million as compared with 42.6 million for the first quarter of 2003 and 46.1 million for the second quarter of 2002.
    The Company reported revenues minus data communications and telecommunications expenses and minus network operations expenses for the second quarter of 2003 of $4.8 million, as compared to $6.6 million in the first quarter of 2003, and as compared to $7.8 million in the second quarter of 2002.
    Selling, General & Administrative expenses for the Company during the second quarter include $2.1 million related to lump sum payments to investment banking and executive recruiting firms for previously announced engagements, legal expense in connection with litigation, and severance for positions eliminated during the quarter.
    During the second quarter and in the beginning of the third quarter, the Company reduced headcount by approximately 10%. The reductions were possible because of the network simplification and new technology deployed during the quarter as well as the elimination of some unprofitable customers and affiliates. The Company anticipates recording a charge of approximately $350,000 in the third quarter related to that portion of the headcount reductions that took place in the third quarter and a subsequent quarterly savings of approximately $750,000 related to the reductions of the second and third quarter.
    The Company ended the quarter with over $60.8 million of cash, cash equivalents and marketable securities and only $1.1 million of long term debt, related to capital leases.
    During the quarter the Company purchased no shares under its buyback authorizations.
    The Company previously announced that it engaged the investment banking firm of Morgan Stanley & Co., Incorporated as its financial advisor. Since that announcement, several companies have submitted proposals and/or expressions of interest. The Company is currently in discussions about possible strategic transactions. It is by no means a certainty that any such transaction will actually occur in either the short or long term and the Company is prepared to continue with its stand-alone business plan.

    Other Recent News

    -- Minutes of use grew in the second quarter of 2003 to 999 million, up from 778 million minutes in the second quarter a year ago and 884 million minutes in the first quarter of 2003. Revenue per minute decreased from 9.2 cents in the first quarter to 8.4 cents in the second quarter of 2003.

    -- ITXC announced the opening of a sales office in Moscow and agreements with Russian carriers including Rostelcom, BSH, and BCL.

    -- ITXC and SMART, the largest mobile carrier in the Philippines announced a bilateral traffic agreement. ITXC estimates that it has approximately a 13% share of all international traffic to that country.

    -- Traffic at ITXC's new SuperPoP in Germany continued to show strong growth. In only our second quarter of operation, we had 10 carriers connected and generated more than 32 million minutes of traffic.

    -- ITXC Traffic from India is growing although revenue and margins from traffic out of India has declined due to price erosion in that market.

    -- ITXC is seeing increased deployment of Voice over IP in the networks of large multinational carriers and is able to serve this market at wholesale through direct IP connections. This results in lower capital and operating costs for both ITXC and the carriers and is an advantage which ITXC's nonIP wholesale competitors cannot match.

    -- Since inception ITXC has delivered over 8 billion minutes of voice service to carrier customers around the world.

    Chairman Evslin's Comments

    "Although we more than replaced the revenue lost when we turned down service to Interactive Marketing Technologies, Inc. ("IMT") last quarter, I am disappointed we did not replace the margin from that customer. We have turned away high-margin traffic which would require us to take unacceptable credit risks, although apparently some carriers are extending credit and accepting this traffic. We have begun offering premium services which provide very high quality at a higher price to some customers. Initial customer interest is good but this has not yet had a material effect on our results.
    "Our new technology has allowed us to reduce expense substantially. We have become even more automated than we were. In addition, we are automating customer transactions which formerly had a high processing cost and eliminating some customer and affiliate relationships which do not justify the expense of maintaining them.
    "I believe that this is the time for consolidation in our industry as it is in many others. Even though we have achieved organic growth in revenue every quarter that we have been a public company, it may well turn out that the best road to becoming one of the largest and most profitable carriers of the future is through consolidation. We are fortunate in having ample cash to pursue consolidation carefully and seek the best opportunities while we also continue to grow through our own efforts."

    Future Guidance

    In light of the discussions referred to above, the Company is not providing future guidance at this time.

    About ITXC:

    ITXC Corp. is one of the world's leading carriers based on minutes of international traffic carried. As a carriers' carrier, ITXC serves all major carriers in the US; many incumbent carriers worldwide including China Telecom, PLDT, Telkom South Africa, Telecom Colombia, Telenor, Telia, and VSNL; and emerging and competitive carriers including Intelig in Brazil, Vietel in Vietnam and Data Access in India. ITXC also serves a growing number of mobile carriers including China Mobile, one of the world's largest mobile carriers.
    ITXC is the global market share leader in VoIP international calling with approximately 20% of the market, according to TeleGeography 2003. ITXC was also the Fastest Growing Technology Company in North America according to the 2002 Deloitte & Touche Technology Fast 500 ranking.

    For more information about ITXC, please visit www.itxc.com.

    Forward looking statements: ITXC has included in this press release certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning ITXC's business, operations and financial condition. "Forward-looking statements" consist of all non-historical information, including the statements made under the caption "Future Guidance" and the references in this press release to ITXC's prospects, ITXC's future performance and potential strategic transactions. In addition, the words "could", "expects", "anticipates", "objective", "plan", "may affect", "may depend", "believes", "estimates", "projects" and similar words and phrases are also intended to identify such forward-looking statements. Actual results could differ materially from those projected in the Company's forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, difficulties in predicting the outcome of strategic discussions; unanticipated technological difficulties; the volatile and competitive environment for Internet telephony and telecommunications; changes in domestic and foreign economic, market, and regulatory conditions; the inherent uncertainty of financial estimates and projections; uncertainty inherent in litigation; the creditworthiness of our customers; the impact of future transactions; and other considerations described as "Risk Factors" in Exhibit 99.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and in other filings by the Company with the SEC. All such forward-looking statements are current only as of the date on which such statements were made. ITXC does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

    ITXC and ITXC.net are registered trademarks of ITXC Corp.



                     ITXC CORP. OPERATING RESULTS
                  Statement of Operations Information
                               Unaudited


                                           Three Months ended June 30,
                                                2003         2002
                                           ---------------------------
Total revenues                               $84,214,182  $65,996,824
Costs and expenses:
Data communications and telecommunications
 (exclusive of depreciation shown
 separately below)                            77,000,413   56,308,210
Network operations (exclusive of
 depreciation shown separately below and
 exclusive of equity related charges
 included in non-cash employee
 compensation)                                 2,430,148    1,937,592
Selling, general and administrative
 (exclusive of depreciation shown
 separately below and exclusive of equity
 related charges included in non-cash
 employee compensation)                       11,211,672    7,050,823
Depreciation                                   5,372,390    6,196,526
Amortization and write-off of intangibles        121,354       96,354
Restructuring charges                                 --      151,255
Non-cash employee compensation                        --      697,362
                                           -------------- ------------
  Total operating costs and expenses         $96,135,977  $72,438,122
                                           -------------- ------------
Loss from operations                         (11,921,795)  (6,441,298)
Interest income, net                             249,351      681,697
                                           -------------- ------------
Loss before income taxes                     (11,672,444)  (5,759,601)
Income tax expense                               178,723           --
                                           -------------- ------------
Net loss                                    $(11,851,167) $(5,759,601)
                                           ============== ============

Basic and diluted net loss per share              $(0.28)      $(0.12)
                                           ============== ============

Weighted average shares used in computation
 of basic and diluted net loss per share
 and cash basis loss per share                42,889,332   46,141,328






                     ITXC CORP. OPERATING RESULTS
                  Statement of Operations Information
                               Unaudited



                                            Six Months ended June 30,
                                               2003          2002
                                           ---------------------------
Total revenues                             $165,922,098  $123,708,958
Costs and expenses:
Data communications and telecommunications
 (exclusive of depreciation shown
 separately below)                          149,619,926   104,912,559
Network operations (exclusive of
 depreciation shown separately below and
 exclusive of equity related charges
 included in non-cash employee
 compensation)                                4,928,369     3,888,195
Selling, general and administrative
 (exclusive of depreciation shown
 separately below and exclusive of equity
 related charges included in non-cash
 employee compensation)                      29,915,788    14,081,768
Depreciation                                 11,008,315    11,919,657
Amortization and write-off of intangibles       242,706       102,706
Restructuring charges                                --     1,230,087
Non-cash employee compensation                       --     1,394,722
                                           ------------- -------------
  Total operating costs and expenses       $195,715,104  $137,529,694
                                           ------------- -------------
Loss from operations                        (29,793,006)  (13,820,736)
Interest income, net                            603,196     1,564,402
                                           ------------- -------------
Loss before income taxes                    (29,189,810)  (12,256,334)
Income tax expense                              352,257            --
                                           ------------- -------------
Net loss                                   $(29,542,067) $(12,256,334)
                                           ============= =============

Basic and diluted net loss per share             $(0.69)       $(0.27)
                                           ============= =============

Weighted average shares used in computation
 of basic and diluted net loss per share
 and cash basis loss per share               42,850,436    45,914,988






                              ITXC CORP.
                 Condensed Consolidated Balance Sheet


                                             June 30,     December 31,
                                               2003          2002
                                           (Unaudited)

Cash and cash equivalents                  $13,033,118    $35,242,442
Marketable securities                       47,791,420     60,433,091
Accounts receivable, net                    30,586,617     25,332,565
Prepaid expenses and other current assets    3,868,097      5,360,291
                                          -------------  -------------
  Total current assets                      95,279,252    126,368,389

Property and equipment, net                 34,202,948     34,727,391
Intangible assets, net                      10,360,182     10,602,888
Other assets                                   880,172        871,449
                                          -------------  -------------
  Total assets                            $140,722,554   $172,570,117
                                          =============  =============


Accounts payable and accrued liabilities   $31,318,864    $34,664,232
Other liabilities                              774,582        624,567
Current portion of capital lease
 obligations                                 1,779,177      2,127,729
                                          -------------  -------------
  Total current liabilities                 33,872,623     37,416,528

Capital lease obligation, less current
 portion                                     1,144,346        171,503

Common stock                                    46,912         46,675

Additional paid in capital                 460,201,940    459,832,135
Accumulated other comprehensive income          12,782        117,258
Accumulated deficit                       (344,742,238)  (315,200,171)
Treasury stock                              (9,813,811)    (9,813,811)
                                          -------------  -------------
  Total stockholders' equity               105,705,585    134,982,086

Total liabilities and stockholders'
 equity                                   $140,722,554   $172,570,117
                                          =============  =============


Notes:
Cash and cash equivalents as of June 30, 2003 and as of December 31, 2002 include approximately $2.2 million in restricted cash.

    CONTACT: ITXC Corp.
             Edward B. Jordan, 609-750-3302
             ir@itxc.com